EXHIBIT 10.3

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release ("Agreement") is between Wireless Ronin Technologies, Inc. (the "Company") and Brian S. Anderson (referred to in this Agreement as "I" or "me.")

1.
Recital.  My employment and all offices and other positions I may have had with the Company ended April 21, 2009, with my resignation effective that date (the "Resignation Date").  For purposes of this Agreement, my termination is characterized as an involuntary termination without “Cause” as such term is defined in the Executive Employment Agreement effective December 4, 2006 between the Company and me, as amended effective December 31, 2008 ("Employment Agreement").  For purposes of facilitating my search for another job, the Company and I agree to characterize my termination of employment as a resignation pursuant to mutual agreement with the Company.  This Agreement sets forth certain agreements between the Company and me with respect to my separation from the Company.

2.	The Company's Payment and Benefits. Notwithstanding my resignation, pursuant to this Agreement, the Company will provide to me:

2.1
The Severance Payment that would have been paid to me upon a termination by the Company without Cause (and not in connection with a Change of Control) as described in Section 7.01 of the Employment Agreement.  Pursuant to Section 7.01 of the Employment Agreement, the Company shall pay the Severance Payment in equal installments over the non-competition period of one year specified in Section 9.02 of the Employment Agreement on regularly scheduled pay dates pursuant to the then current payroll practices of the Company starting June 5, 2009.  The Severance Payment is a total of $143,000.

2.2
The Severance Bonus of $26,250 that would have been paid to me upon a termination by the Company without Cause (and not in connection with a Change of Control) as described in Section 7.03 of the Employment Agreement, subject to all of the terms and limitations set forth in Section 7.03 of the Agreement; provided, however, that the Company will make payment of the Severance Bonus on July 1, 2009, or that date 15 days following my execution of this Agreement, whichever occurs later.

2.3
Payment of such portion of the premiums for COBRA coverage by the Company as the Company would have paid upon a termination by the Company without Cause (and not in connection with a Change of Control) as described in Section 7.04 of the Employment Agreement, subject to all of the terms and limitations set forth in Section 7.04 of the Agreement.  This “COBRA coverage” includes medical, dental and life insurance coverage eligible for COBRA extension pursuant to applicable law.

2.4	All such benefits and payments will remain subject to the provisions of Sections 7.01, 7.05, 7.06, 7.07, 7.08, 7.09 and Articles 8, 9 and 10 and of the Employment Agreement.

2.5
In the event of my death prior to receipt of the entire amount of the Severance Payment and Severance Bonus, the Company shall make the remainder of such Severance Payment and the Severance Bonus (if not yet paid to me) to my estate substantially as provided by Section 2.1 of this Agreement and Sections 7.01 and 7.03 of the Employment Agreement.

3.	My Release.

In exchange for the consideration provided to me in this Agreement, including the Company's payment of severance benefits to me, willingness to characterize my termination of employment as a resignation for job search purposes notwithstanding the involuntary termination without Cause described herein, the Company's willingness to allow me to resign, and in consideration of the Company’s willingness to provide me with a mutually agreed letter of reference, on my own behalf and on behalf of anyone claiming any rights through me, I fully and finally release, waive, and give up all My Claims (as defined below) against the Company and all Related Parties (as defined below).

"Related Parties" means any parent, subsidiary, predecessor, successor, affiliate or other organization or entity related to the Company, and any of their past or present officers, directors, shareholders, employees, committees, insurers, indemnitors, pension or welfare, and other benefit plans, successors, assigns, committees, administrators, and all persons acting on behalf of, or on instruction from the Company or any other related organization or entity.

"My Claims" as used in this Agreement means, all claims, actions, causes of action, demands, and rights I have or may have against the Company or any Related Parties, arising out of any acts, facts, or events which occurred in whole or in part before I signed this Agreement whether or not I now know about or suspect them and whether past or present.  "My Claims" includes but is not limited to, all such claims for damages, compensation, expenses (including attorneys' fees) and any other form of relief, regardless of the law or legal theory on which such claim is based and includes but is not limited to all claims under the federal Age Discrimination in Employment Act ("ADEA"), the Older Worker's Benefit Protection Act, Title VII of the Civil Rights Act, the Civil Rights Act of 1991, the American with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Minnesota Human Rights Act, as each may have been amended, and all claims of any nature under any other federal, state, or local statute, ordinance or other law or legal theory, including any based on wrongful discharge, breach of any contract, promissory estoppel, emotional distress, defamation, negligence, invasion of privacy, or any other theory, and including all claims related to my employment or separation from employment with the Company.

I understand that I am giving up all of My Claims as described above.  I will not bring any lawsuits against the Company or any Related Party relating to any of My Claims; provided, however, that I have the right to take action to enforce my rights pursuant to this Agreement.

This release does not bar those few claims that cannot legally be waived under applicable law, including my right to challenge whether this Agreement constitutes a knowing and voluntary waiver of my claims within the meaning of the Older Workers' Benefit Protection Act.  This release also does not bar me from filing a claim with the EEOC (Equal Employment Opportunity Commission) or participating in an EEOC proceeding, but if any administrative or other claims are pursued on my behalf, I understand that this Agreement will act as a bar to any individual damages or other relief for me.  This release does not waive my rights with respect to any vested benefits under any retirement plans.  This release does not affect my rights, if any, under the Company’s directors and officers liability insurance policy.  This release does not affect the Company’s obligations to indemnify me to the fullest extent allowed under Minnesota law and pursuant to Minnesota Statutes Section 302A.521 for claims, actions or damages made, brought or assessed against me based upon my employment by the Company.  This release also does not affect my rights to indemnification and defense as more fully set forth in the Company’s bylaws.  The Company will not oppose or object to my receipt of unemployment insurance benefits pursuant to applicable law.  Except to the extent stated herein, to the fullest extent allowed by applicable law, it is my intent to waive all of My Claims and rights and to have this be interpreted as a full and general release.

4.	Additional Agreements and Understandings.

4.1	Final Payments. I acknowledge and agree that, upon my receipt of

•	Base Salary payable through the Resignation Date pursuant to Section 4.01 of the Employment Agreement, which was received on April 25, 2009,

•	Base Salary constituting the Severance Payment through June 5, 2009, on or about June 5, 2009, as provided in Section 7.01 of the Employment Agreement

•	accrued but unused paid time off (“PTO”) as of the Resignation Date, which was received on April 25, 2009,

•	each of which above amounts were or shall be subject to applicable withholding,

•
reimbursement of any reasonable business expenses incurred by me in carrying out my duties, properly documented and submitted to the Company but unpaid as of the Resignation Date, of which there were none,

•	receipt of the Severance Bonus amount of $26,250 payable pursuant to terms and conditions described above, and

•	receipt of a mutually agreed letter of reference from the Company,

I will have been paid all wages, salary, other compensation, and benefits due me as an employee of the Company through June 5, 2009. The Company acknowledges its obligation to pay the amounts stated in this Section 4.1 subject to my compliance with terms of this Agreement.  I understand that any interest in any 401K, stock purchase plan or other similar employee benefit plan, or in any option agreements that I may have as a former employee of the Company will be governed by the terms the relevant plan(s) and/or agreement.

4.2
Continuing Obligations. I acknowledge and agree that the provisions of Sections 6.05, and 6.06, and Articles 8, 9 and 10 of the Employment Agreement remain in full force and effect and that I remain bound by and obligated under all such provisions in accordance with their terms.  I agree that, after I have terminated employment, I will not access the Company’s computer systems for any reason without express prior permission from the Company and will not in any way harm the Company’s computer systems or software.

4.3
Sufficient Consideration.  I agree that the payments and benefits described in this Agreement are full and sufficient consideration for my promises in this Agreement, including but not limited to my Release.

4.4
Cooperation.  I agree to be reasonably available for consultation with and assistance to the Company with respect to matters and issues within my former job responsibilities for a period of 60 days after my termination.  I acknowledge and agree that such cooperation with the Company is necessary for a proper and orderly transition and that the consideration set forth herein fully compensates me for this reasonable cooperation.

4.5
Return of Property. On the Resignation Date and in a meeting with Scott Ross shortly after my Resignation Date, I collected and returned all property of the Company in my possession or control to the Company.  Property of the Company includes but is not limited to all equipment, communication devices (e.g. cell phones, laptops, pagers, etc), all information stored in any tangible form, including electronic (e.g. on disks, hard drives audio or visual tapes, etc.) and paper forms, and all other property of any nature.  To the extent that I have any information of the Company stored on any personal or other non-Company equipment or devices, or discover any additional Company property in my possession, I will deliver such information and/or Company property to the Company and remove it from all such personal equipment in a manner and form agreed upon by the Company.

4.6	Letter of Reference. The Company will sign a mutually acceptable letter of reference that I may use to seek a new job. I will consult with Scott Ross at the Company regarding such letter of reference.

4.7
Severability/Modification. If any one or more of the provisions of this Agreement are determined to be invalid, that provision will be severed and shall not affect the validity of any other provisions of this Agreement.  This Agreement can only be modified by a subsequent written agreement.

5.	Rights to Consider and Revoke; Knowing and Voluntary Waiver.

5.1	I understand that by way of this paragraph, the Company is specifically advising me to consult an attorney prior to signing this Agreement.

5.2
I understand that I have forty five (45) days after I receive this Agreement to consider this Agreement in accordance with the Older Workers Benefit Protection Act.  I understand that changes in this Agreement will not restart the 45-day period whether or not those changes are material. If I sign this Agreement, I understand that I am then entitled to revoke my signature within fifteen (15) days after I sign it.  To be effective, the rescission or revocation must be in writing and (a) properly addressed to Scott Ross at Wireless Ronin Technologies, Inc, Baker Technology Plaza, 5929 Baker Road, Suite 475, Minnetonka, MN 55345 and mailed Certified Mail, Return Receipt Requested, with a postmark within the 15-day period, or (b) hand delivered to Scott Ross at the same address within the 15-day period.  This revocation period includes, and is not in addition to, the seven (7) day revocation period under the Age Discrimination in Employment Act.  I understand that if I revoke this Agreement, all of the Company's obligations under this Agreement will immediately cease, and will be of no force and effect.  (For avoidance of doubt, the Company and I agree that I received this Agreement on April 21, 2009, and have considered the Agreement since that time with the advice of competent legal counsel.  My receipt of the Agreement incorporating changes on June 3, 2009, does not re-start the 45-day period to consider the Agreement.)

I have read this Agreement carefully and understand all of its terms.  I am entering into this Agreement knowingly and voluntarily after considering all of its terms.  I have had the opportunity to discuss this Agreement with my own attorney prior to signing it.  By way of this paragraph, the Company is advising me to consult with an attorney prior to executing this Agreement.  By signing this Agreement, I understand that I am specifically waiving any rights or claims under the Age Discrimination in Employment Act.  Pursuant to the Older Workers Benefit Protection Act, I acknowledge receipt of information on an Exhibit A to this Agreement or agree that the Company may provide that Exhibit A as soon as reasonably possible to do so.  In agreeing to sign this Agreement, I have not relied on any statements or explanations made by the Company, its agents or its attorneys, other than those contained in this Agreement.

Dated:	June 8, 2009		/s/ Brian S. Anderson
Brian S. Anderson

Wireless Ronin Technologies, Inc.

Dated:	June 3, 2009	By:	/s/ Darin P. McAreavey
Darin P. McAreavey
		Its:	Vice President and Chief Financial Officer

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